                                                                    EXHIBIT 12.1

                          ARCHSTONE COMMUNITIES TRUST
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                         (Dollar amounts in thousands)

                                  (Unaudited)

                                      Six Months Ended June 30,                   Twelve Months Ended December 31,
                                     ----------------------------------------------------------------------------------------------
                                         2000          1999          1999         1998        1997(1)        1996          1995
                                     ------------------------------------------------------ ---------------------------------------
Earnings from operations............. $ 90,079       $ 82,421      $169,339      $134,571     $ 24,686        $ 94,089    $ 81,696
Add:
     Interest expense................   71,527         56,041       121,494        83,350       61,153          35,288      19,584
                                      --------       --------      --------      --------     --------        --------    --------
Earnings as adjusted................. $161,606       $138,462      $290,833      $217,921     $ 85,839        $129,377    $101,280
                                      ========       ========      ========      ========     ========        ========    ========
Fixed charges:
     Interest expense................ $ 71,527       $ 56,041       121,494      $ 83,350     $ 61,153        $ 35,288    $ 19,584
     Capitalized interest............   13,032         17,739        31,912        29,942       17,606          16,941      11,741
                                      --------       --------      --------      --------     --------        --------    --------
         Total fixed charges......... $ 84,559       $ 73,780      $153,406      $113,292     $ 78,759        $ 52,229    $ 31,325
                                      ========       ========      ========      ========     ========        ========    ========
Ratio of earnings to fixed charges...      1.9            1.9           1.9           1.9          1.1             2.5         3.2
                                      ========       ========      ========      ========     ========        ========    ========

(1) Earnings from operations for 1997 includes a one-time, non-cash charge of $71.7 million associated with costs incurred in acquiring the management companies from an affiliate. Excluding this charge, the ratio of earnings to fixed charges for the year ended December 31, 1997 would be 2.0.